Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-117757, 333-117754, 333-48084, 333-83995, 333-164318) of our reports dated February 24, 2011 (except Notes 1, 2, 8 and 13, as to which the date is November 8, 2011), with respect to the consolidated financial statements and schedule of tw telecom inc., and the effectiveness of internal control over financial reporting of tw telecom inc., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Denver, Colorado

November 8, 2011